EXHIBIT 4.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of March 28, 2014, by and between HomeFed Corporation, a Delaware corporation (the “Company”), and Leucadia National Corporation, a New York corporation (the “Stockholder”).  Except as otherwise provided herein, capitalized terms used herein are defined in Section 8 hereof.

Recitals

A.           The Stockholder owns of record and beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) 2,474,226 shares (“Existing Shares”) of Common Stock, par value $0.01 per share of the Company (“Common Stock”);

B.           Pursuant to the terms of that certain Purchase Agreement, dated as of February 28, 2014, by and among the Company, the Stockholder and the other Persons named therein (as the same may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), the Stockholder (i) will acquire in one or more installments an aggregate of up to 7,500,000 newly issued shares of Common Stock (the “New Shares”) in exchange for  the Stockholder’s sale, transfer and assignment of the equity interests of certain direct and indirect subsidiaries of the Stockholder and (ii) following the Closing (defined below), will own approximately 64.9% of the issued and outstanding shares of Common Stock of the Company; and

C.           The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated under the Purchase Agreement (the “Closing”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Voting Covenant.  From and after the Closing, the Stockholder hereby agrees at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, the Stockholder shall cause the Subject Shares (except to extent set forth in Section 2 below) to be voted (a) in favor of an amendment to the certificate of incorporation or bylaws of the Company that would require the Board of Directors of the Company to include not fewer than two Independent Directors at all times, (b) in favor of the election or re-election of Independent Directors nominated for election by the Board of Directors or by the nominating committee of the Board of Directors unless failure of a nominee to be elected or re-elected to the Board of Directors would not result in the Company having fewer than two Independent Directors following such election and (c) against any proposal or action that would result in the Board of Directors having fewer than two Independent Directors at all times.

2. Waiver of Voting Rights.  Notwithstanding anything in the Company’s Organizational Documents to the contrary, from and after the Closing, unless otherwise required under applicable law, the Stockholder agrees that to the extent the Subject Shares exceed 45% of the Outstanding Voting Securities, the Stockholder shall only vote or cause to be voted that number of Subject Shares equal to the Applicable Percentage of the Public Voting Securities outstanding on the relevant record date (with the result rounded down to the nearest whole number of Subject Shares) on any matter submitted to the stockholders for a vote at any meeting, however called, or by written consent of the stockholders and any Subject Shares in excess of such number shall be deemed non-voting shares for all intents and purposes, as fully as if such Subject Shares were issued as non-voting shares under the Company’s certificate of incorporation.

3. Stockholder Acquisition.  The Stockholder hereby agrees that during the term of this Agreement, the Stockholder shall not directly or indirectly (including through a “group” as defined in the Exchange Act) make, effect, initiate or cause (a) any acquisition of beneficial ownership of any securities of the Company (other than the New Shares) or (b) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or (c) the “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission unless (x) the action is approved in advance by the Board of Directors of the Company upon the recommendation of a Special Committee of Independent Directors and (y), if the proposed transaction is subject to Rule 13e-3 under the Exchange Act, it is conditioned upon receipt of the affirmative vote of a majority of the Outstanding Voting Securities held by the Disinterested Stockholders voting on such matter at a stockholders’ meeting duly called and held for such purpose, in addition to any other vote required under applicable law.

4. Change of Control.  The Stockholder hereby agrees that in the event that a Change of Control is consummated, each holder of Subject Shares will receive the same form and no greater amount of consideration per share for such Subject Shares as is received by the other stockholders of the Company in respect of their shares of Common Stock.

5. Representations and Warranties; Agreements. The Stockholder represents and warrants as of the date hereof that (a) this Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of the Company, constitutes the valid and binding obligation of the Stockholder, enforceable in accordance with its terms, and (b) the Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.  The Stockholder hereby agrees that it shall not, either directly or indirectly, grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

6. Transfers.

(a) No holder of Subject Shares shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or otherwise) any interest in such Subject Shares (a “Transfer”), except (i) in connection with a Change of Control that results in any Person or group other than any member, or members, of the Leucadia Group acquiring all of the issued and outstanding shares of capital stock of the Company, (ii) to Permitted Transferees in compliance with the provisions of Section

6(b), (iii) with the prior written consent of the Company, (iv) a Transfer of Subject Shares held by the Leucadia Group which does not result in the Subject Shares held by the Leucadia Group to be less than 45% of the Outstanding Voting Securities or (v) any Transfer of Subject Shares through any transaction or series of transactions (including any dividend or distribution) which results in shareholders of Stockholder acquiring from Stockholder at least 90% of the Subject Shares.

(b) The restrictions contained in Section 6(a) shall not apply with respect to any Transfer of Subject Shares by any holder thereof to any member of the Leucadia Group (collectively referred to herein as “Permitted Transferees”); provided, that with respect to any such Transfer to a Permitted Transferee (i) such restrictions shall continue to be applicable to the Subject Shares after any such Transfer and, (ii) as a condition precedent to any such Transfer, the transferee(s) of such Subject Shares shall execute a counterpart signature page hereto, in a form reasonably acceptable to the Company, agreeing to be bound by and subject to the terms of this Agreement as a holder of Subject Shares hereunder.  Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.

(c) Notwithstanding any provision to the contrary herein, the Company shall not approve or consent to any Transfer of any Subject Shares by any holder thereof unless such Transfer shall thereafter be subject to the provisions of this Section 6 to the extent applicable.

7. Legend.

(a) Each certificate evidencing Subject Shares and each certificate issued in exchange for or upon the Transfer of any Subject Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A STOCKHOLDERS AGREEMENT, DATED AS OF MARCH 28, 2014, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER OF SUCH SECURITIES (THE “COMPANY”)), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT, INCLUDING CERTAIN VOTING AND TRANSFER RESTRICTIONS SET FORTH THEREIN.”

(b) If any Subject Shares shall become transferable under the Act, upon written request of the holder thereof, the Company shall issue to such holder a new certificate evidencing such Subject Shares without the first paragraph of the legend required by Section 7(a) endorsed thereon.  The Company may request that the holder provide an opinion of legal counsel reasonably acceptable to it stating that such Subject Shares are freely transferable under the Act. If any Subject Shares cease to be subject to the restrictions on Transfer and all other obligations set forth in this Agreement (including in connection with Section 6(a)(iv) or Section 10 hereof), the Company shall issue to each holder a new certificate evidencing such Subject Shares without the second paragraph of the legend required by Section 7(a) endorsed thereon.

8. Definitions

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Applicable Percentage” means the quotient, expressed as a percentage, obtained by dividing nine by eleven.

“Change of Control” means (a) any sale or transfer (in one transaction or in a series of transactions) of all or substantially all (as defined under Delaware law) of the assets of the Company on a consolidated basis, (b) any direct or indirect sale or transfer (in one transaction or in a series of transactions) of a majority of the outstanding equity securities of the Company, as a result of which any Person or group other than any member, or members, of the Leucadia Group obtain direct or indirect possession of voting power (under ordinary circumstances) to elect a majority of the Board, including by means of a consolidation, merger or reorganization of the Company with or into any other entity or entities as a result of which any Person or group other than any member, or the members, of the Leucadia Group obtain direct or indirect possession of voting power (under ordinary circumstances) to elect a majority of the surviving entity’s governing body or (c) any transaction or series of transactions (including any dividend or distribution) which results in shareholders of Stockholder acquiring from Stockholder at least 90% of the Subject Shares.

“Disinterested Stockholders” means the stockholders of the Company, other than the stockholders of the Company that are members of the Leucadia.

“Independent Director” means a director who is not an executive officer or employee of the Company, who would satisfy the standards for being considered an independent director under the rules of the New York Stock Exchange and who, in the opinion of the Board, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; provided, that it is acknowledged and agreed that an Independent Director shall not include (a) any Person who is a director, officer or employee of the Stockholder or any of its Affiliates (excluding the Company) or (b) any Person who, directly or indirectly, has a material business relationship with any member of the Leucadia Group.

“Leucadia Group” means the Stockholder and its Affiliates and any other stockholder of the Company who has formed a “group” with the Stockholder within the meaning of the Exchange Act with respect to shares of Common Stock of the Company.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association, incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements, agreements among holders of equity interests and similar documents, instruments or agreements, in each case, relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outstanding Voting Securities” means, as of the date and time of determination, all shares of Common Stock and other voting securities of the Company then issued and outstanding.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Voting Securities” means, as of the date and time of determination, the number of voting securities of the Company equal to the Outstanding Voting Securities minus the Subject Shares.

“Subject Shares” means (a) the Existing Shares, (b) the New Shares to the extent then issued and (c) any other capital stock or equity securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in clause (a) and (b) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise acquired of record or beneficially.  Notwithstanding the foregoing, any Subject Shares Transferred pursuant to Section 6(a)(i), 6(a)(iv) or 6(a)(v) shall no longer be subject to the terms of this Agreement and shall no longer be Subject Shares hereunder.

9. Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Subject Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Subject Shares as the owner of such Subject Shares for any purpose.

10. Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earlier to occur of (i) the consummation of a Change of Control of the Company and (ii) such time as the Leucadia Group ceases to own at least 10% of the Outstanding Voting Securities.

11. Registration Rights.  Subject to the terms of this Agreement, the Subject Shares shall have the benefit of the registration rights agreement between the parties dated October 21, 2002 and shall be deemed “Registrable Securities” thereunder.

12. Amendments and Waivers.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any holder of Subject Shares unless such modification, amendment or waiver is approved in writing by the Company and the holders of a majority of the outstanding Subject Shares.  Each holder of Subject Shares agrees that any modification, amendment or waiver so approved shall be binding on such holder of Subject Shares, whether or not such holder provided such consent.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

13. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Entire Agreement.  This Agreement and the Transaction Documents (as such term is defined in the Purchase Agreement) contain the complete agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way.

15. Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholder and any subsequent holders of Subject Shares and the respective successors and assigns of each of them, so long as they hold Subject Shares.

16. Counterparts.  This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

17. Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any holder of Subject Shares, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Agreement, in each case without the requirement of posting a bond or proving actual damages.

18. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by fax to the Company at the address set forth below and to any other recipient at the address indicated by the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Notices shall be deemed to have been given hereunder when delivered personally, five (5) days after deposit in the U.S. mail, one day after deposit with a reputable overnight courier service (charges prepaid) or upon machine-generated acknowledgment of receipt after being transmitted by fax.  The Company’s address is:

The Company:

HomeFed Corporation
1903 Wright Pl # 220
Carlsbad, CA 92008-6584
Attention:  Paul Borden
Fax:  (760) 918-8210

with a copy to:
(which shall not constitute notice to the Company)

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention:  Barbara Borden
Fax:  (858) 550-6420

Stockholder:

Leucadia National Corporation
520 Madison Avenue
New York, New York  10022
Attention:  General Counsel

with a copy to:
(which shall not constitute notice to the Company)

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attention:  Andrea Bernstein
Fax:  (212) 310-8007

19. Governing Law; Consent to Jurisdiction.  This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware.  Each party hereby (a) agrees to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware with respect to any claim or cause of action arising under or relating to this Agreement, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail

(postage prepaid, return receipt requested) directed to it at its address stated in Section 17 and service so made will be complete when received.  Nothing in this Section 18 will affect the rights of the parties to serve legal process in any other manner permitted by law.

20. Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21. Descriptive Headings, etc.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  The use of the term “including” herein shall mean “including without limitation.”

22. No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as it was drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.  The parties hereto intend that each covenant contained herein shall have independent significance.  If any party has breached any covenant contained herein in any respect, the fact that there exists another covenant relating to the same or similar subject matter (regardless of the relative levels of specialty) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first covenant.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement on the day and year first above written.

Homefed Corporation

By:	/s/ Paul Borden

Its:	President and Chief Executive Officer

Leucadia National Corporation

By:	/s/ Joseph A. Orlando

Its:	Vice President and Chief Financial Officer

Signature Page to Stockholders Agreement